EXHIBIT 99.1
AMERICAN PACIFIC — News Release
Contact: Dana M. Kelley – (702) 699-4163
E-mail: InvestorRelations@apfc.com
Website: www.apfc.com
AMERICAN PACIFIC REPORTS REVENUE INCREASE OF 11% AND NET INCOME OF $1.6 MILLION FOR FISCAL 2008
SECOND QUARTER
LAS VEGAS, NEVADA, May 8, 2008 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its second fiscal quarter ended March 31, 2008.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL HIGHLIGHTS
Quarter Ended March 31, 2008 Compared to Quarter Ended March 31, 2007
•	Revenues increased 11% to $48.3 million from $43.6 million.

•	Operating income declined 12% to $5.4 million compared to $6.1 million.

•	Adjusted EBITDA decreased to $9.7 million compared to $10.7 million.

•	Net income increased to $1.6 million from $0.1 million.

•	Diluted earnings per share was $0.22 compared to $0.02.
Six Months Ended March 31, 2008 Compared to Six Months Ended March 31, 2007
•	Revenues increased 21% to $95.2 million from $78.5 million.

•	Operating income increased 20% to $12.6 million compared to $10.5 million.

•	Adjusted EBITDA increased to $22.1 million compared to $20.4 million.

•	Net income increased to $4.5 million from $0.8 million.

•	Diluted earnings per share was $0.59 compared to $0.10.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues – Revenues for our fiscal 2008 second quarter increased 11% compared to the prior fiscal year second quarter, reflecting a 36% increase in Fine Chemicals segment revenues and a 21% decrease in Specialty Chemicals segment revenues. For the six months ended March 31, 2008, revenues increased 21% compared to the prior fiscal year period due substantially to the timing of orders and the related revenue recognition for our Fine Chemicals segment.
See further discussion under our Segment Highlights.
Cost of Revenues and Gross Margins – For our fiscal 2008 second quarter, cost of revenues was $31.7 million compared to $27.4 million for the prior year second quarter. The consolidated gross margin percentage was 34% and 37% for our fiscal 2008 and 2007 second quarters, respectively. For the six months ended March 31, 2008, cost of revenues was $61.2 million compared to $49.4 million for the prior fiscal year period. The consolidated gross margin percentage was 36% and 37% for the fiscal 2008 and fiscal 2007 six month periods, respectively.
One of the significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in product mix between our two largest
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segments. Measured in terms of total revenues, our Fine Chemicals segment has grown as a percentage of total revenues, comprising 63% and 60% of consolidated revenues for the second quarter and six months ended March 31, 2008, respectively, compared to 51% in each of the prior fiscal year periods. Conversely, our Specialty Chemicals segment accounted for 26% and 30% of our operations for the second quarter and the six months ended March 31, 2008, respectively, compared to 37% and 35% in the comparable prior year periods. Since our Specialty Chemicals segment typically has higher gross margins than our Fine Chemicals segment, the consolidated gross margin percentage is reduced by the growth of our Fine Chemicals segment in proportion to our total revenues.
In addition, consolidated gross margins for our fiscal 2008 second quarter and six-months ended March 31, 2008, reflect:
•	A decrease in Fine Chemicals segment gross margin percentage relating to a reduction in manufacturing overhead absorption.

•	Improvements in Specialty Chemicals segment gross margin percentage primarily due to a reduction in amortization expense.

•	An increase in Aerospace Equipment segment gross margin percentage.
See further discussion under our Segment Highlights.
Operating Expenses – For our fiscal 2008 second quarter, operating expenses increased $1.1 million to $11.2 million from $10.1 million in the second quarter of fiscal year 2008. For the six months ended March 31, 2008, operating expenses increased $2.8 million to $21.4 million from $18.6 million for the prior fiscal year period. The variances are primarily due to:
• An increase in Fine Chemicals segment operating expenses of $0.5 million for the fiscal 2008 second quarter and $1.0 million for the six months ended March 31, 2008 due to additional personnel costs.
• An increase in Specialty Chemicals segment operating expenses of $0.4 million for the six months ended March 31, 2008 primarily due to increases in environmental compliance related expenses and product development costs
• An increase in corporate operating expenses of $0.6 million for the fiscal 2008 second quarter and $1.3 million for the six months ended March 31, 2008, which latter increase is comprised primarily of $0.5 million increase in retirement benefit expenses, $0.3 million increase in corporate development costs, and $0.3 million increase in Sarbanes-Oxley compliance costs.
SEGMENT HIGHLIGHTS
Fine Chemicals Segment
Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiary Ampac Fine Chemicals LLC (“AFC”).
Quarter Ended March 31, 2008 Compared to Quarter Ended March 31, 2007
•	Revenues were $30.5 million compared to revenues of $22.4 million.

•	Operating income was $4.1 million, or 14% of revenue, compared to $2.9 million, or 13% of revenue.

•	Segment EBITDA was $7.2 million, or 23% of revenue, compared to Segment EBITDA of $6.0 million, or 27% of revenue.
Six Months Ended March 31, 2008 Compared to Six Months Ended March 31, 2007
•	Revenues were $57.3 million compared to revenues of $40.0 million.

•	Operating income was $8.8 million, or 15% of revenue, compared to $5.8 million, also 15% of revenue.

•	Segment EBITDA was $15.2 million, or 27% of revenue, compared to Segment EBITDA of $12.6 million, or 32% of revenue.
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Page 2 of Exhibit 99.1

The increases in Fine Chemicals segment revenues for the fiscal 2008 second quarter and six months ended March 31, 2008 reflect the continued strength in volumes for our anti-viral products and the timing of related revenue recognition. The increases in revenues from anti-viral products are offset partially by declines in revenues from oncology products due to the timing of customer orders. As is typical with the segment, the overall net growth reflects increases during the current year period for several products and decreases for other products. This occurs as a function of our customers’ ordering cycles and our timing of the production cycle. Production cycles are determined based on customer delivery requirements and the most effective use of AFC’s facilities.
Operating income was consistent at 15% of revenue for each of the six-month periods ended March 31, 2008 and 2007. Operating income was 14% of revenue for the fiscal 2008 second quarter compared to 13% for the prior fiscal year quarter. Depreciation expense was a smaller percentage of the total segment expenses in each of the fiscal 2008 periods. As a result, segment EBITDA as a percentage of revenues decreased to 27% for the six months ended March 31, 2008 and 23% for the fiscal 2008 second quarter. Segment operating income for fiscal 2008 periods reflects:
•	A decrease in the gross margin percentage of approximately two points for the fiscal 2008 second quarter and approximately three points for the six months ended March 31, 2008, each compared to the comparable prior fiscal year period. The reductions in the gross margin percentages result from a decrease in manufacturing facility utilization during the fiscal 2008 periods as compared to the fiscal 2007 periods. Lower manufacturing facility utilization results in a reduction in gross margin percentages due to the effect of applying manufacturing overhead costs to a smaller base. Although the manufacturing utilization rates were less when compared to the fiscal 2007 periods, they remained at high levels in the fiscal 2008 periods. The utilization rates variances we are experiencing are within our expectations for normal plant operations.

•	A decrease in depreciation of $0.4 million for the six months ended Mach 31, 2008.

•	An increase in operating expenses of $1.0 million for the six months ended March 31, 2008 and $0.5 million for the fiscal 2008 second quarter due to additional research and development and business development personnel costs and the related recruiting and relocation expenses.
In March 2008, our Fine Chemicals segment and Gilead Sciences, Inc. (Gilead) entered into a three-year manufacturing supply agreement for a chemical compound referred to as “Tenofovir DF”, an active pharmaceutical ingredient in VIREAD®, TRUVADA®, and ATRIPLA™. Under the terms of the agreement, Gilead will be obligated to purchase minimum quantities of bulk Tenofovir DF from our Fine Chemicals segment through 2010, subject to certain terms within the agreement. The minimum quantities contained in the agreement support our long-term growth plans for this segment.
Specialty Chemicals Segment
Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with perchlorates comprising 92% and 90% of Specialty Chemicals revenues in the fiscal 2008 and 2007 six-month periods, respectively.
Quarter Ended March 31, 2008 Compared to Quarter Ended March 31, 2007
•	Revenues decreased 21% to $12.8 million from $16.1 million.

•	Operating income was $4.9 million, or 38% of revenues compared to $6.4 million, or 40% of revenues.

•	Segment EBITDA was $5.7 million, or 45% of revenues, compared to $7.7 million, or 48% of revenues.
Six Months Ended March 31, 2008 Compared to Six Months Ended March 31, 2007
•	Revenues increased 1% to $28.3 million from $27.9 million.

•	Operating income was $10.8 million, or 38% of revenues compared to $9.9 million, or 35% of revenues.
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•	Segment EBITDA was $12.9 million, or 45% of revenues, compared to $12.5 million, also 45% of revenues.
The variances in Specialty Chemicals revenues reflect the following factors:
•	A 17% decrease in perchlorate volume and an 11% decrease in the related average price per pound in the fiscal 2008 second quarter.

•	An 18% increase in perchlorate volume, offset partially by a 13% decrease in the related average price per pound for the six months ended March 31, 2008.

•	Sodium azide revenues decreased 68% in the fiscal 2008 six-month period compared to the prior year period.

•	Halotron revenues increased 13% in the fiscal 2008 six-month period compared to the prior year six month period.
For the six months ended March 31, 2008, Specialty Chemicals revenues were consistent with the prior year period. This is in line with our expectation that annual demand for Grade I AP for fiscal 2008 will be consistent with fiscal 2007. The decrease in Grade I AP volume for the fiscal 2008 second quarter is due to the timing of customer orders within the fiscal year. The fiscal 2008 second quarter also reflects a decline in the average price per pound of Grade I AP because this quarter included less specialized-blend materials than the comparable quarter.
Over the longer term, we expect demand for Grade I AP to be within the ranges of fiscal years 2006 and 2007. In addition, Grade I AP revenues are typically derived from a relatively few large orders. As a result, quarterly revenue amounts can vary significantly depending on the timing of individual orders throughout the year. Average price per pound may continue to fluctuate somewhat in future periods, depending upon product mix and volume.
The decrease in sodium azide revenues in the fiscal 2008 periods is due to a reduction in volume for sodium azide used in a pharmaceutical application. We do not anticipate an increase in demand for sodium azide in the near future.
The increase in Halotron revenues is driven by timing of customer orders. Halotron volumes are expected to be relatively consistent in fiscal 2008 as compared to fiscal 2007.
Specialty Chemicals operating income for the six months ended March 31, 2008 was 38% of Specialty Chemicals revenue compared to 35% for the prior year period, and for the fiscal 2008 second quarter was 38% compared to 40% for the fiscal 2007 second quarter, reflecting the following:
•	Specialty Chemicals segment gross margin percentage improved two points for the fiscal 2008 second quarter and four points for the six months ended March 31, 2008, compared to the respective prior year periods. Mid fiscal 2008 second quarter, the Specialty Chemicals segment completed the amortization of the value assigned to the perchlorate customer list acquired in fiscal 1998. This reduction in amortization expense, which represents the largest component in the total change in Specialty Chemicals segment gross percentage, improved the Specialty Chemical segment gross margin percentage by three points for the fiscal 2008 second quarter and two points for the six months ended March 31, 2008, compared to the respective prior year periods.

•	Specialty Chemicals segment operating expenses increased $0.4 million for the six months ended March 31, 2008. This is primarily due to increases in environmental compliance related expenses and product development costs. For the fiscal 2008 second quarter, operating expenses were consistent with the prior year quarter.
Aerospace Equipment Segment
Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. (“ISP”).
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Quarter Ended March 31, 2008 Compared to Quarter Ended March 31, 2007
•	Revenues decreased 5% to $4.2 million from $4.5 million.

•	Operating income was $0.4 compared to $0.1 million.
Six Months Ended March 31, 2008 Compared to Quarter Ended March 31, 2007
•	Revenues decreased 6% to $8.0 million from $8.4 million.

•	Operating income was $0.6 compared to $0.3 million.
The decreases in Aerospace Equipment revenues of $0.4 million for the six months ended March 31, 2008 and $0.3 million for the fiscal 2008 second quarter are due primarily to timing. Order bookings received during the latter part of fiscal 2007 and the first half of fiscal 2008 are anticipated to result in year-over-year revenue growth for the remainder of fiscal 2008.
The improvement in operating income for both fiscal 2008 periods reflects gross margin improvement due to favorable performance on the segment’s primary production contracts.
Our Aerospace Equipment segment was recently awarded a contract to develop a liquid divert and attitude control system (DACS) for the Ballistic Missile Defense System. The work will apply proven component and subsystem design to develop a modular and scalable DACS. The program will leverage ISP’s design for manufacturing experience to develop a low cost, low risk propulsion system for interceptor kill vehicles. The cost-plus-fixed-fee contract, of approximately $15 million, will culminate in the delivery of a qualification unit and two flight test units in September 2010. ISP is teamed with Moog Inc. Space and Defense Group, East Aurora, New York, who will provide subsystem design and component support.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Liquidity – As of March 31, 2008, we had cash balances of $27.4 million and no cash borrowings against our $20.0 million revolving credit line. In addition, we were in compliance with the various covenants contained in our credit agreements.
Operating Cash Flows – Cash flows from operating activities during the first six months of fiscal 2008 improved by $4.6 million compared to the prior fiscal year six-month period. Operating activities provided cash of $11.2 million for the six months ended March 31, 2008 compared to providing cash of $6.6 million for the prior fiscal year six-month period.
Significant components of the change in cash flow from operating activities include:
•	An increase in cash provided by Adjusted EBITDA of $1.7 million.

•	An improvement in cash flow from working capital accounts of $4.1 million, excluding the effects of interest and income taxes.

•	An increase in cash taxes paid of $0.8 million.

•	An increase in cash used for interest payments of $1.4 million.

•	A reduction in cash used for environmental remediation of $0.9 million.

•	Other decreases in cash used for operating activities of $0.1 million.
Cash provided by working capital accounts improved during the first six months of fiscal 2008 primarily due to a reduction in rate of inventory growth, primarily at AFC, compared to the prior fiscal year six-month period. The improvement in the inventory growth rate provided $13.5 million, which was offset by $9.4 million of cash usages for increases in accounts receivables and prepaid expenses and decreases in current liabilities. We consider these working capital changes to be routine and within the normal production cycle of our products. The production of certain fine chemical products requires a length of time that exceeds one quarter. Therefore, in any given quarter, work-in-progress inventory can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
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Page 5 of Exhibit 99.1

Cash tax payments have increased due to our improved profitability.
Cash used for interest increased primarily due to the timing of our interest payments. Our current debt instruments require semi-annual interest payments in February and August compared to the debt instruments in place through February of the prior fiscal year period which required interest payments at the end of each quarter.
Cash used for environmental remediation decreased because during the fiscal 2007 first quarter we were in the construction phase of our Henderson, Nevada remediation project compared to the lower cash requirements of the operating and maintenance phase which began in the fiscal 2007 second quarter.
Capital Expenditures – Cash used for capital expenditures increased for the six months ended March 31, 2008 primarily associated with more growth-related capital spending for our Fine Chemicals segment. We expect that the amount of quarterly capital expenditures will increase as we proceed through fiscal 2008 primarily in support of additional equipment at AFC and capital expenses associated with the relocation of our corporate offices.
OUTLOOK
Our results for fiscal 2008 to date are consistent with our expectations. Accordingly, we are maintaining our guidance for fiscal 2008. For fiscal 2008, we are anticipating consolidated revenues of at least $195.0 million, Adjusted EBITDA of at least $40.0 million and net income of at least $6.0 million. Our fiscal 2008 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $18.5 million, interest expenses of $11.0 million and income taxes of $4.5 million to estimated net income of $6.0 million. We are anticipating our capital expenditures for fiscal year 2008 to be approximately $17.0 million.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering our fiscal 2008 second quarter financial results. The investor teleconference will be held Thursday May 8, 2008 at 1:30 p.m., Pacific Daylight Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing (973) 582-2852 between 1:15 and 1:30 p.m., Pacific Daylight Time. Please reference conference ID# 46301309. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Financial’s First Call Events. A link to the webcast and the earnings release is available at our website at www.apfc.com, and will be available for replay until our next quarterly investor teleconference.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements concerning or relating to our future financial results and guidance, statements regarding factors that will affect our consolidated gross margins, statements regarding our expectations with respect to our contract with Gilead Sciences, Inc. and our contract to develop a DACS for the Ballistic Missile Defense System, statements regarding our beliefs about future demand and average prices for Grade I AP, statements regarding our expectations for demand for sodium azide, statements regarding our expectations for Halotron volumes, statements relating to our expectations for year-over-year revenue growth in our Aerospace Equipment segment, statements regarding our working capital changes and future variations, and all statements in the “Outlook” section of this earnings release. Words such as “anticipate”, “expect”, “should”, “may”, “can”, “will” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its expectations will be achieved. Actual results may differ materially from those set forth in the release due to risks and uncertainties inherent in the Company’s business. Factors that might cause such differences include, but are not limited to, the following:
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Page 6 of Exhibit 99.1

•	We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse affect on our revenues.

•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.

•	The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.

•	A significant portion of our business depends on contracts with the government or its prime contractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could material adversely effect our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental liabilities.

•	Although we have established reserves for certain of our environmental liabilities, given the many uncertainties involved in assessing such liabilities, our reserves may not be sufficient.

•	For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liability.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•	Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•	Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if the product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•	A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•	The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential product liability claims that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to competition in certain industries where we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees could disrupt our operations.

•	We may continue to expand our operations through acquisitions, which could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.
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•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•	If we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.

•	Our shareholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary rights may be violated or compromised, which could damage our operations.
Readers of this earnings release are referred to our Annual Report on Form 10-K for the year ended September 30, 2007, our Form 10-Q for the quarter ended December 31, 2007 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the three-months and six-months ended March 31, 2008 and cash flows for the six-months ended March 31, 2008 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific is a leading manufacturer of specialty and fine chemicals within its focused markets, as well as propulsion products sold to defense, aerospace and pharmaceutical end markets. Our products provide access to, and movement in, space via solid fuel and propulsion thrusters and represent the registered or active pharmaceutical ingredient in drug applications such as HIV, epilepsy and cancer. We also produce specialty chemicals utilized in various applications such as fire extinguishing systems, as well as manufacture water treatment equipment. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about American Pacific can be obtained by visiting the Company’s web site at www.apfc.com.
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Page 8 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Revenues	$48,347	$43,589	$95,237	$78,477
Cost of Revenues	31,737	27,378	61,198	49,358

Gross Profit	16,610	16,211	34,039	29,119
Operating Expenses	11,242	10,091	21,447	18,604

Operating Income	5,368	6,120	12,592	10,515
Interest and Other Income, Net	268	90	646	184
Interest Expense	2,687	3,157	5,391	6,460
Debt Repayment Charges	—	2,714	—	2,714

Income before Income Tax	2,949	339	7,847	1,525
Income Tax Expense	1,316	221	3,351	768

Net Income	$1,633	$118	$4,496	$757

Earnings per Share:
Basic	$0.22	$0.02	$0.60	$0.10
Diluted	$0.22	$0.02	$0.59	$0.10

Weighted Average Shares Outstanding:
Basic	7,440,000	7,335,000	7,437,000	7,330,000
Diluted	7,592,000	7,429,000	7,588,000	7,398,000
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Page 9 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	March 31,	September 30,
	2008	2007

ASSETS
Current Assets:
Cash and Cash Equivalents	$27,403	$21,426
Accounts Receivable, Net	25,385	25,236
Inventories	49,489	47,023
Prepaid Expenses and Other Assets	4,286	2,258
Deferred Income Taxes	5,504	2,101

Total Current Assets	112,067	98,044
Property, Plant and Equipment, Net	116,244	116,965
Intangible Assets , Net	3,631	5,767
Deferred Income Taxes	18,591	19,385
Other Assets	9,279	9,246

TOTAL ASSETS	$259,812	$249,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$13,606	$10,867
Accrued Liabilities	5,227	7,829
Accrued Interest	1,650	1,686
Employee Related Liabilities	5,346	7,222
Deferred Revenues and Customer Deposits	13,044	7,755
Current Portion of Environmental Remediation Reserves	613	726
Current Portion of Long-Term Debt	234	252

Total Current Liabilities	39,720	36,337
Long-Term Debt	110,247	110,373
Environmental Remediation Reserves	14,262	14,697
Pension Obligations and Other Long-Term Liabilities	17,594	12,311

Total Liabilities	181,823	173,718

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 9,482,541 and 9,463,541 issued	948	946
Capital in Excess of Par Value	87,763	87,513
Retained Earnings	11,501	7,296
Treasury Stock — 2,034,870 shares	(16,982)	(16,982)
Accumulated Other Comprehensive Loss	(5,241)	(3,084)

Total Shareholders’ Equity	77,989	75,689

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$259,812	$249,407

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AMERICAN PACIFIC CORPORATION
Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Six Months Ended
	March 31,
	2008	2007

Cash Flows from Operating Activities:
Net Income	$4,496	$757
Adjustments to Reconcile Net Income
to Net Cash Provided by Operating Activities:
Depreciation and amortization	8,837	9,643
Non-cash interest expense	320	1,819
Share-based compensation	53	67
Non-cash component of debt repayment charges	—	2,309
Excess tax benefit from stock option exercises	(82)	—
Deferred income taxes	(24)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(192)	3,893
Inventories	(2,466)	(15,977)
Prepaid expenses and other current assets	(2,176)	(144)
Accounts payable	2,282	(505)
Accrued expenses	(2,557)	(19)
Accrued interest	(36)	1,381
Employee related liabilities	(1,876)	(91)
Deferred revenues and customer deposits	5,289	5,218
Environmental remediation reserves	(548)	(1,454)
Pension obligations, net	461	19
Other	(562)	(269)

Net Cash Provided by Operating Activities	11,219	6,647

Cash Flows from Investing Activities:
Capital expenditures	(5,297)	(2,565)
Earnout payment for acquisition of AFC Business	—	(6,000)
Discontinued operations — collection of note receivable	—	7,510

Net Cash Used by Investing Activities	(5,297)	(1,055)

Cash Flows from Financing Activities:
Proceeds from the issuance of long-term debt	—	110,000
Payments of long-term debt	(144)	(108,472)
Debt issuance costs	—	(4,574)
Issuances of common stock	117	195
Excess tax benefit from stock option exercises	82	—

Net Cash Provided (Used) by Financing Activities	55	(2,851)

Net Change in Cash and Cash Equivalents	5,977	2,741
Cash and Cash Equivalents, Beginning of Period	21,426	6,872

Cash and Cash Equivalents, End of Period	$27,403	$9,613

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AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Operating Segment Data:

Revenues:
Fine Chemicals	$30,504	$22,366	$57,266	$39,957
Specialty Chemicals	12,787	16,132	28,336	27,922
Aerospace Equipment	4,235	4,465	7,970	8,441
Other Businesses	821	626	1,665	2,157

Total Revenues	$48,347	$43,589	$95,237	$78,477

Segment Operating Income (Loss):
Fine Chemicals	$4,144	$2,926	$8,805	$5,845
Specialty Chemicals	4,891	6,418	10,770	9,911
Aerospace Equipment	405	111	578	297
Other Businesses	17	154	(1)	747

Total Segment Operating Income	9,457	9,609	20,152	16,800
Corporate Expenses	(4,089)	(3,489)	(7,560)	(6,285)

Operating Income	$5,368	$6,120	$12,592	$10,515

Depreciation and Amortization:
Fine Chemicals	$3,018	3,048	$6,390	6,745
Specialty Chemicals	832	1,286	2,090	2,568
Aerospace Equipment	39	34	96	66
Other Businesses	3	3	6	6
Corporate	130	128	255	258

Total Depreciation and Amortization	$4,022	$4,499	$8,837	$9,643

Segment EBITDA (a):
Fine Chemicals	$7,162	$5,974	$15,195	$12,590
Specialty Chemicals	5,723	7,704	12,860	12,479
Aerospace Equipment	444	145	674	363
Other Businesses	20	157	5	753

Total Segment EBITDA	13,349	13,980	28,734	26,185
Less: Corporate Expenses, Excluding Depreciation	(3,959)	(3,361)	(7,305)	(6,027)
Plus: Share-based Compensation	24	16	53	67
Plus: Interest Income	268	90	646	184

Adjusted EBITDA (b)	$9,682	$10,725	$22,128	$20,409

Reconciliation of Net Income to Adjusted EBITDA (b):

Net Income	$1,633	$118	$4,496	$757
Add Back:
Income Tax Expense	1,316	221	3,351	768
Interest Expense	2,687	3,157	5,391	6,460
Debt repayment charges	—	2,714	—	2,714
Depreciation and Amortization	4,022	4,499	8,837	9,643
Share-based Compensation	24	16	53	67

Adjusted EBITDA	$9,682	$10,725	$22,128	$20,409

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as net income before income tax expense, interest expense, debt repayment charges, depreciation and amortization, and share-based compensation.
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industry. In addition, EBITDA measures are significant measurements for covenant compliance under our credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
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Page 12 of Exhibit 99.1